SUB-ITEM 77I: Terms of New or Amended Securities
            Y


      On January 8, 2014 the Trustees executed a Certificate of Establishment and Designation establishing the series
Credit Suisse Volaris Alternative Equity Fund (the "Designated Series"). The Designated Series and the Designated Classes shall have the relative rights, preferences and characteristics described in the Declaration and the Trust's then currently effective registration statement under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the Designated Series and the Designated Classes. Any rights, preferences, qualifications, limitations and restrictions with respect to Series or Classes generally that are set forth in the Trust Instrument shall apply to the Designated Series and the Designated Classes unless otherwise specified in the Registration Statement, in which case those specified in the Registration Statement shall control. On March 27, 2014 the Trustees executed an amended and restated Certificate of Establishment and Designation changing the Designated Series name to Credit Suisse Volaris US Strategies Fund.